As filed with the Securities and Exchange Commission on February 10, 2006

Registration No. 33-30836

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

POTLATCH CORPORATION

(FORMERLY POTLATCH HOLDINGS, INC.)

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

82-0156045

(I.R.S. Employer Identification No.)

601 West Riverside Avenue, Suite 1100

Spokane, WA 99201

(Address of Principal Executive Offices) (Zip Code)

Potlatch Corporation 1989 Stock Incentive Plan

(Full title of the plan)

Malcolm A. Ryerse

Corporate Secretary

Potlatch Corporation

601 West Riverside Avenue, Suite 1100

Spokane, WA 99201

(509) 835-1500

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Blair W. White, Esq.

Pillsbury Winthrop Shaw Pittman LLP

P.O. Box 7880

San Francisco, CA 94120

(415) 983-1000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered		Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, $1.00 par value per share	1,500,000 shares	(1)	N/A	N/A	N/A

(1)	This Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the Potlatch Corporation 1989 Stock Incentive Plan described herein by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of Common Stock.
(2)	No additional securities are being registered. The registration fees were paid upon filing of the original Registration Statement on Form S-8 (Commission File No. 33-30836) on August 30, 1989. Therefore, no further registration fee is required.

EXPLANATORY NOTE

On February 3, 2006, the stockholders of the Registrant’s predecessor, Potlatch Corporation, a Delaware corporation (Commission File No. 001-5313) (the “Predecessor Registrant”), approved a merger in connection with a restructuring of its business related to its conversion to a real estate investment trust. The restructuring included the formation of Potlatch Holdings, Inc. (a wholly owned subsidiary of the Predecessor Registrant) and Potlatch Operating Company (the “Operating Company”). On February 3, 2006, the Predecessor Registrant merged with and into the Operating Company (the “Merger”). As a consequence of the Merger, each share of the Predecessor Registrant’s common stock was converted into one share of common stock of the Registrant. Potlatch Holdings, Inc., which immediately after the Merger changed its name to Potlatch Corporation (the “Registrant”), directly owns all of the outstanding capital stock of the Operating Company. As a result of the Merger, the Registrant became the publicly traded, New York Stock Exchange, Pacific Stock Exchange and Chicago Stock Exchange listed corporation in place of the Predecessor Registrant, and succeeded to and continues to operate, directly or indirectly, the business of the Predecessor Registrant.

This Post-Effective Amendment No. 1 to Registration Statement on Form S-8, Registration No. 33-30836, filed with the Securities and Exchange Commission (the “SEC”) on August 30, 1989, by the Predecessor Registrant (as amended, the “Registration Statement”), relating to the Potlatch Corporation 1989 Stock Incentive Plan, as amended (the “Plan”), is being filed by the Registrant pursuant to Rule 414 of Regulation C under the Securities Act of 1933, as amended (the “Securities Act”), as the successor issuer to the Predecessor Registrant following the Merger.

In accordance with Rule 414(d) of Regulation C under the Securities Act, the Registrant, as the successor issuer to the Predecessor Registrant, hereby adopts the Registration Statement as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant and the Predecessor Registrant with the SEC are incorporated by reference in this Registration Statement:

(a)	The Registrant’s Prospectus dated January 3, 2006, filed with the SEC pursuant to Securities Act Rule 424(b) (Commission File No. 333-128403);

(b)	The Predecessor Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004;

(c)	The Predecessor Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005;

(d)	The Predecessor Registrant’s Current Reports on Form 8-K, filed with the SEC on each of February 28, 2005, May 4, 2005, November 7, 2005, December 6, 2005, December 9, 2005, December 21, 2005, December 27, 2005 and January 5, 2006;

(e)	The Registrant’s Current Report on Form 8-K, filed with the SEC on February 6, 2006; and

(f)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the SEC on January 20, 2006, including any subsequent amendment or report filed for the purpose of updating such information.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents until a post-effective amendment of this Registration Statement is filed which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The legality of the securities offered hereby will be passed on for the Registrant by Ralph M. Davisson, Esq. Mr. Davisson is Vice President and General Counsel of the Registrant and at January 31, 2006 owned 22,648 shares of the Predecessor Registrant’s Common Stock, of which 15,248 shares may be acquired within 60 days of January 31, 2006 pursuant to the exercise of stock options. As a consequence of the Merger, each share of the Predecessor Registrant’s common stock was converted into one share of common stock of the Registrant and each option to purchase shares of the Predecessor Registrant’s common stock was converted into an option to purchase an equivalent number of shares of the Registrant’s common stock.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article Seventh of the Registrant’s Restated Certificate of Incorporation provides for indemnification to the fullest extent permitted by the Delaware General Corporation Law. The Registrant also maintains insurance policies that insure its officers and directors against certain liabilities. The Registrant has also entered into agreements with its directors and certain of its officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
(5)(a)	Opinion of Ralph M. Davisson, Esq., Vice President and General Counsel of the Registrant regarding the legality of the securities being registered.

(23)(a)	Consent of Independent Registered Public Accounting Firm.

(23)(b)	Consent of Independent Registered Public Accounting Firm.

(23)(c)	Consent of Ralph M. Davisson, Esq. (included in Exhibit (5)(a)).

(24)	Power of Attorney.

(99)(a)*	Potlatch Corporation 1989 Stock Incentive Plan, as amended through December 29, 2005.

*	Incorporated by reference to Exhibit 10(1) on the Form 8-K filed by the Predecessor Registrant on January 5, 2006.

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement; (2) that for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane, State of Washington on February 10, 2006.

POTLATCH CORPORATION

By:	/s/ Michael J. Covey
Michael J. Covey,
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Michael J. Covey Michael J. Covey	Director and President and Chief Executive Officer (Principal Executive Officer)	February 10, 2006

/s/ Gerald L. Zuehlke Gerald L. Zuehlke	Vice President and Chief Financial Officer (Principal Financial Officer)	February 10, 2006

/s/ Terry L. Carter Terry L. Carter	Controller (Principal Accounting Officer)	February 10, 2006

* L. Pendleton Siegel	Chairman of the Board of Directors and Director	February 10, 2006

* Boh A. Dickey	Director	February 10, 2006

* William L. Driscoll	Director	February 10, 2006

* Ruth Ann M. Gillis	Director	February 10, 2006

* Jerome C. Knoll	Director	February 10, 2006

* Lawrence S. Peiros	Director	February 10, 2006

* Gregory L. Quesnel	Director	February 10, 2006

* Michael T. Riordan	Director	February 10, 2006

* Judith M. Runstad	Director	February 10, 2006

* Dr. William T. Weyerhaeuser	Director	February 10, 2006

* By:	/s/ Malcolm A. Ryerse
Malcolm A. Ryerse
(Attorney-in-fact)

EXHIBIT INDEX

Exhibit Number	Description
(5)(a)	Opinion of Ralph M. Davisson, Esq., Vice President and General Counsel of the Registrant regarding the legality of the securities being registered.

(23)(a)	Consent of Independent Registered Public Accounting Firm.

(23)(b)	Consent of Independent Registered Public Accounting Firm.

(23)(c)	Consent of Ralph M. Davisson, Esq. (included in Exhibit (5)(a)).

(24)	Power of Attorney.

(99)(a)*	Potlatch Corporation 1989 Stock Incentive Plan, as amended through December 29, 2005.

*	Incorporated by reference to Exhibit 10(1) on the Form 8-K filed by the Predecessor Registrant on January 5, 2006.